Exhibit 10.3

THE SECURITIES REPRESENTED HEREBY (THE “WARRANTS”) WERE ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE WARRANTS MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.

January [    ], 2010

To:	salesforce.com, inc.
The Landmark @ One Market, Suite 300
San Francisco, CA 94105
Attn:
	Telephone:	415-901-7000
Facsimile:

From:	[Dealer]
	Attn:	[ ]
	Telephone:	[ ]
	Facsimile:	[ ]

Re:	[Base][1] [Additional][2] Issuer Warrant Transaction
(Transaction Reference Number: )

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between [Dealer] (“Dealer”) and salesforce.com, inc (“Issuer”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern. For purposes of the Equity Definitions, each reference herein to a Warrant shall be deemed to be a reference to a Call Option or an Option, as context requires.

This Confirmation evidences a complete and binding agreement between Dealer and Issuer as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if Dealer and Issuer had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation). For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

[1]	Include for confirmation relating to the base convert offering.
[2]	Include for confirmation relating to the greenshoe convert offering.

2. The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	January [ ], 2010

Effective Date:	January [ ], 2010, or such other date as agreed between the parties, subject to Section 8(o) below.

Components:	The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Warrant Style:	European

Warrant Type:	Call

Seller:	Issuer

Buyer:	Dealer

Shares:	The common stock of Issuer, par value USD 0.001 per share (Ticker Symbol: “CRM”).

Number of Warrants:	For each Component, as provided in Annex A to this Confirmation.

Warrant Entitlement:	One Share per Warrant

Strike Price:	USD [ ]

Premium:	USD [ ]

Premium Payment Date:	The Effective Date

Exchange:	The New York Stock Exchange

Related Exchange:	All Exchanges

Procedures for Exercise:

In respect of any Component:

Expiration Time:	Valuation Time

Expiration Date:	As provided in Annex A to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, Dealer may elect in its reasonable discretion that the Final Disruption Date shall be the Expiration Date (irrespective of whether such date is an Expiration Date in respect of any other Component for the Transaction) and, notwithstanding anything to the contrary in this Confirmation or the Definitions, the Relevant Price for such Expiration Date shall be the prevailing market value per Share determined by the Calculation Agent in a commercially reasonable manner. “Final Disruption Date” means July 23, 2015. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may reasonably determine that such Expiration Date is a Disrupted Day only in part, in which case (i) the Calculation Agent shall make reasonable adjustments to the Number of Warrants for the relevant Component for which such day shall be the Expiration Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Warrants for such Component, and (ii) the VWAP Price for such Disrupted Day shall be reasonably determined by the Calculation Agent based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day. Any day on which the Exchange is scheduled to close prior to its normal closing time shall be considered a Disrupted Day in whole. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Dealer, in its reasonable discretion, determines makes it appropriate with regard to any U.S. federal or state legal, regulatory or self-regulatory requirements or related policies and procedures, including, without limitation, Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for Dealer to refrain from or decrease any market activity in connection with the Transaction. Dealer shall notify Issuer as soon as reasonably practicable (but in no event later than two Scheduled Trading Days after such Regulatory Disruption) that a Regulatory Disruption has occurred and the Expiration Dates affected by it.

Automatic Exercise:	Applicable; and means that the Number of Warrants for each Component will be deemed to be automatically exercised at the Expiration Time on the Expiration Date for such Component unless Dealer notifies Seller (by telephone or in writing) prior to the Expiration Time on the Expiration Date that it does not wish Automatic Exercise to occur, in which case Automatic Exercise will not apply.

Issuer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	To be provided by Issuer.

Settlement Terms:

In respect of any Component:

Settlement Currency:	USD

Settlement Method Election:	Applicable; provided that (i) Issuer may elect Cash Settlement only if, on or prior to the Settlement Method Election Date, Issuer delivers written notice to Dealer stating that Issuer has elected that Cash Settlement apply to every Component of the Transaction, (ii) on such notice delivery date, Issuer represents and warrants to Dealer in writing that, as of such notice delivery date, (A) none of Issuer and its officers or directors, or any person that “controls” (within the meaning of the definition of an “affiliate” under Rule 144 under the Securities Act) any of the foregoing, is aware of any material nonpublic information regarding Issuer or the Shares, (B) Issuer is electing Cash Settlement in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, (C) the Issuer is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)), (D) it would be able to purchase the Number of Shares [plus the “Number of Shares”, as defined in the Base Warrant Confirmation,][3] in compliance with the laws of Issuer’s jurisdiction or organization, (E) Issuer has the requisite corporate power to make such election and to execute and deliver any documentation relating to such election that it is required by this Confirmation to deliver and to perform its obligations under this Confirmation and has taken all necessary corporate action to authorize such election, execution, delivery and performance, (F) such election and performance of its obligations under this Confirmation do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets, and (G) any transaction that Dealer makes with respect to the Shares during the period beginning at the time that Issuer delivers notice of its Cash Settlement election and ending at the close of business on the final day of the Settlement Period shall be made by Dealer at Dealer’s sole discretion for Dealer’s own account and Issuer shall not have, and shall not attempt to exercise, any influence over how, when, whether or at what price Dealer effects such transactions, including, without limitation, the prices paid or received by Dealer per Share pursuant to such transactions, or whether such transactions are made on any securities exchange or privately, and (iii) such Settlement Method Election shall apply to every Component. At any time prior to making a Settlement Method Election, Issuer may, without the consent of Dealer, amend this Confirmation by notice to Dealer to eliminate Issuer’s right to elect Cash Settlement; provided further that Issuer shall not have the right to elect Cash Settlement if Dealer notifies Issuer that, in the reasonable judgment of Dealer, the election of Cash Settlement or

[3]	Include for additional warrant confirmation only.

any purchases of Shares that Dealer (or its affiliates) might make in connection therewith, based upon the advice of counsel and as a result of events occurring after the Trade Date, would raise material risks under applicable securities laws.

Electing Party:	Issuer

Settlement Method Election Date:	The third Scheduled Trading Day immediately preceding the scheduled Expiration Date for the Component with the earliest scheduled Expiration Date.

Default Settlement Method:	Net Share Settlement

VWAP Price:	For any Valuation Date, the Rule 10b-18 dollar volume weighted average price per Share for such Valuation Date based on transactions executed during such Valuation Date, as reported on Bloomberg Page “CRM.N<Equity> AQR” (or any successor thereto) or, in the event such price is not so reported on such Valuation Date for any reason or is manifestly incorrect, as reasonably determined by the Calculation Agent using a volume weighted method.

Net Share Settlement:

Net Share Settlement:	On each Settlement Date, Issuer shall deliver to Dealer a number of Shares equal to the Number of Shares to be Delivered for such Settlement Date to the account specified by Dealer and cash in lieu of any fractional shares valued at the Relevant Price on the Valuation Date corresponding to such Settlement Date.

Number of Shares to be Delivered:	In respect of any Exercise Date, subject to the last sentence of Section 9.5 of the Equity Definitions, the product of (i) the number of Warrants exercised or deemed exercised on such Exercise Date, (ii) the Warrant Entitlement and (iii) (A) the excess, if any, of the VWAP Price on the Valuation Date occurring on such Exercise Date over the Strike Price (or if there is no such excess, zero) divided by (B) such VWAP Price.

The Number of Shares to be Delivered shall be delivered by Issuer to Dealer no later than 12:00 noon (local time in New York City) on the relevant Settlement Date.

Settlement Date:	The Settlement Date, determined as if Physical Settlement applied.

Other Applicable Provisions:	If Net Share Settlement is applicable, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Seller is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Cash Settlement:

Option Cash Settlement Amount:	For any Exercise Date, the product of (i) the number of Warrants exercised or deemed exercised on such Exercise Date, (ii) the Warrant Entitlement and (iii) (A) the excess of the VWAP Price on the Valuation Date occurring on such Exercise Date over the Strike Price (or, if there is no such excess, zero).

Adjustments:

In respect of any Component:

Method of Adjustment:	Calculation Agent Adjustment; provided that the parties agree that open market Share repurchases at prevailing market prices or accelerated share repurchases, forward contracts or similar transactions on customary terms (including without limitation any discount to average VWAP prices) shall not be considered Potential Adjustment Events.

Extraordinary Dividend:	Any Dividend (i) that has an ex-dividend date occurring on or after the Trade Date and on or prior to the date on which Issuer satisfies all of its delivery obligations hereunder and (ii) the amount or value of which differs from the Ordinary Dividend Amount for such Dividend, as determined by the Calculation Agent.

Dividend:	Any dividend or distribution on the Shares (other than any dividend or distribution of the type described in Sections 11.2(e)(i), 11.2(e)(ii)(A) or 11.2(e)(ii)(B) of the Equity Definitions).

Ordinary Dividend Amount:	USD 0.00.

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination)

Tender Offer:	Applicable; provided that for purposes of Section 12.3(d) of the Equity Definitions, only in the case of a self-tender by the Issuer, references in the definition of Tender Offer under the Equity Definitions to 10% shall be replaced with 20%.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination) on that portion of the Other Consideration that consists of cash; Modified Calculation Agent Adjustment on the remainder of the Other Consideration.

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Modified Calculation Agent Adjustment:	If, in respect of any Merger Event to which Modified Calculation Agent Adjustment applies, the adjustments to be made in accordance with Section 12.2(e)(i) of the Equity Definitions would result in Issuer being different from the issuer of the Shares, then with respect to such Merger Event, as a condition precedent to the adjustments contemplated in Section 12.2(e)(i) of the Equity Definitions, Dealer, the Issuer of the Affected Shares and the entity that will be the Issuer of the New Shares shall, prior to the Merger Date, have entered into such documentation containing representations, warranties and agreements relating to securities law and other issues as requested by Dealer that Dealer has determined, in its reasonable discretion, to be reasonably necessary or appropriate to allow Dealer to continue as a party to the Transaction, as adjusted under Section 12.2(e)(i) of the Equity Definitions, and to preserve its hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable U.S. federal or state legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer, and if such conditions are not met or if the Calculation Agent reasonably determines that no adjustment that it could make under Section 12.2(e)(i) of the Equity Definitions will produce a commercially reasonable result, then the consequences set forth in Section 12.2(e)(ii) of the Equity Definitions shall apply.

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety (including the word “and” following such clause (i)) and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation”, (ii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by Hedging Party on the Trade Date” and (iii) clause (Y) thereof shall be deleted in its entirety.

(b) Failure to Deliver:	Not Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Not Applicable

(e) Increased Cost of Hedging:	Applicable

(f) Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	2.00%

(g) Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	0.50%

Hedging Party:	Dealer for all applicable Potential Adjustment Events and Extraordinary Events

Determining Party:	Dealer for all applicable Extraordinary Events

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	Dealer; provided that all determinations made by the Calculation Agent shall be made in a good faith and in a commercially reasonable manner. Following any calculation by the Calculation Agent hereunder, upon a prior written request by Issuer, the Calculation Agent will provide to Issuer by e-mail to the e-mail address provided by Issuer in such prior written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation; provided, however, that in no event will Dealer be obligated to share with Issuer any proprietary models used by it or any other party.

4. Account Details:

Dealer Payment Instructions:	[ ]
SWIFT: [ ]
Bank Routing: [ ]
Account Name: [ ]
Account No. : [ ]

Issuer Payment Instructions:	To be provided by Issuer.

5. Offices:

The Office of Dealer for the Transaction is: New York

[Dealer]

Attention:	[ ]
Telephone:	[ ]
Facsimile:	[ ]

The Office of Issuer for the Transaction is: Not Applicable

6. Notices: For purposes of this Confirmation:

(a) Address for notices or communications to Issuer:

To:	salesforce.com, inc.
The Landmark @ One Market, Suite 300
San Francisco, CA 94105
Attn:	[ ]
Telephone:	415-901-7000
Facsimile:	[ ]

(b) Address for notices or communications to Dealer:

To:	[Dealer]
Attn: [ ]
Telephone:	[ ]
Facsimile:	[ ]

7. Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Issuer represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date, and as of the date of any election by Issuer of the Share Termination Alternative under (and as defined in) Section 8(a) below, (A) none of Issuer and its officers and directors is aware of any material nonpublic information regarding Issuer or the Shares and (B) all reports and other documents filed by Issuer with the Securities and Exchange Commission pursuant to the Exchange Act, when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) Without limiting the generality of Section 13.1 of the Equity Definitions, Issuer acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity.

(iii) Prior to the Trade Date, Issuer shall deliver to Dealer a resolution of Issuer’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.

(iv) Issuer is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(v) Issuer is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vi) On the Trade Date, (A) the assets of Issuer at their fair valuation exceed the liabilities of Issuer, including contingent liabilities, (B) the capital of Issuer is adequate to conduct the business of Issuer and (C) Issuer has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(vii) Issuer shall not take any action to decrease the number of Available Shares below the Capped Number (each as defined below).

(viii) The representations and warranties of Issuer set forth in Section 3 of the Agreement and Section 1(a) of the Purchase Agreement (the “Purchase Agreement”) dated as of [the Trade Date]4 [January 12, 2010]5 between Issuer and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representative of the Initial Purchasers party thereto are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein.

(ix) Issuer understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any Affiliate of Dealer or any governmental agency.

(x)(A) On the Trade Date and during the period starting on the first Expiration Date and ending on the last Expiration Date (the “Settlement Period”), the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) unless (x) such Shares or securities are excepted from section 101(a) of Regulation M by sections 101(c)(1) or 101(c)(3) of Regulation M and section 102(a) of Regulation M by sections 102(d)(1) or 102(d)(3) of Regulation M or (y) such Shares or securities are of the kind that may be excepted from the prohibitions of sections 101(a) and 102(a) of Regulation M by sections 101(b)(10) and 102(b)(7) of Regulation M and (B) Issuer shall not engage in any “distribution” (as

[4]	Include for confirmation relating to the base convert offering.
[5]	Include for confirmation relating to the greenshoe convert offering.

such term is defined in Regulation M) other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date or until the second Exchange Business Day immediately following the Settlement Period, as applicable.

(xi) During the Settlement Period, neither Issuer nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Bank of America, N.A., Deutsche Bank AG, London Branch or Goldman, Sachs & Co. and except for purchases from its employees that are not “Rule 10b-18 purchases” as defined in Rule 10b-18(a)(13) under the Exchange Act.

(xii) Issuer agrees that it (A) will not during the Settlement Period make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares; (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such announcement that such announcement has been made; and (C) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (x) Issuer’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Dealer or its affiliates and (y) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Issuer to Dealer that such information is true and correct. In addition, Issuer shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13) (iv) under the Exchange Act.

(xiii) The Shares of Issuer initially issuable upon exercise of the Warrant (the “Warrant Shares”) have been reserved for issuance by all required corporate action of Issuer. The Warrant Shares have been duly authorized and, when delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrant following the exercise of the Warrant in accordance with the terms and conditions of the Warrant, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights.

(xiv) No state or local law, rule, regulation or regulatory order in the State of Delaware or California applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(b) Each of Dealer and Issuer agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

(c) Each of Dealer and Issuer acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, Dealer represents and warrants to Issuer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d) Each of Dealer and Issuer agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge that it is the intent of the parties (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the

Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555 and 560 of the Bankruptcy Code.

(e) Issuer shall deliver to Dealer an opinion of counsel, dated as of the Effective Date and reasonably acceptable to Dealer in form and substance, with respect to due incorporation, existence and good standing of Issuer in Delaware, its qualifications as a foreign corporation and good standing in California, the due authorization, execution and delivery of this Confirmation, and the absence of conflict of the execution, delivery and performance of this Confirmation with any material agreement required to be filed as an exhibit to Issuer’s Annual Report on Form 10-K and Issuer’s charter documents.

8. Other Provisions:

(a) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Issuer shall owe Dealer any amount pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Issuer shall have the right, in its sole discretion, to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Share Termination”); provided that if Issuer does not elect to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its sole discretion, to elect to require Issuer to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Issuer’s failure to elect or election to the contrary; and provided further that Issuer shall not have the right to so elect (but, for the avoidance of doubt, Dealer shall have the right to so elect) in the event of (i) an Insolvency, a Nationalization, a Tender Offer or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Issuer’s control. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, the Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

Share Termination Alternative:	Applicable and means that Issuer shall deliver to Dealer the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its reasonable discretion by commercially reasonable means and notified by the Calculation Agent to Issuer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer, as applicable. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Seller is the issuer of the Shares or any portion of the Share Termination Delivery Units) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”.

(b) Registration/Private Placement Procedures. (i) If, in the reasonable judgment of Dealer, based on the advice of counsel, for any reason, any Shares or any securities of Issuer or its affiliates comprising any Share Termination Delivery Units deliverable to Dealer hereunder (any such Shares or securities, “Delivered Securities”) would not be immediately freely transferable by Dealer under Rule 144 under the Securities Act, then the provisions set forth in this Section 8(b) shall apply. At the election of Issuer by notice to Dealer within one Exchange Business Day after the relevant delivery obligation arises, but in any event at least one Exchange Business Day prior to the date on which such delivery obligation is due, either (A) all Delivered Securities delivered by Issuer to Dealer shall be, at the time of such delivery, covered by an effective registration statement of Issuer for immediate resale by Dealer (such registration statement and the corresponding prospectus (the “Prospectus”) (including, without limitation, any sections describing the plan of distribution) in form and content commercially reasonably satisfactory to Dealer) or (B) Issuer shall deliver additional Delivered Securities so that the value of such Delivered Securities, as reasonably determined by the Calculation Agent to reflect an appropriate liquidity discount, equals the value of the number of Delivered Securities that would otherwise be deliverable if such Delivered Securities were freely tradeable (without prospectus delivery) upon receipt by Dealer (such value, the “Freely Tradeable Value”); provided that Issuer may not make the election described in this clause (B) if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the delivery by Issuer to Dealer (or any affiliate designated by Dealer) of the Delivered Securities or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Delivered Securities by Dealer (or any such affiliate of Dealer). (For the avoidance of doubt, as used in this paragraph (b) only, the term “Issuer” shall mean the issuer of the relevant securities, as the context shall require.)

(ii) If Issuer makes the election described in clause (b)(i)(A) above:

(A) Dealer (or an Affiliate of Dealer designated by Dealer) shall be afforded a reasonable opportunity to conduct a due diligence investigation with respect to Issuer that is customary in scope for underwritten follow-on offerings of equity securities of companies of comparable size, maturity and lines of business and that yields results that are satisfactory to Dealer or such Affiliate, as the case may be, in its reasonable discretion subject to execution by such recipients of customary confidentiality agreements reasonably acceptable to Issuer; and

(B) Dealer (or an Affiliate of Dealer designated by Dealer) and Issuer shall enter into an agreement (a “Registration Agreement”) on commercially reasonable terms in connection with the public resale of such Delivered Securities by Dealer or such Affiliate substantially similar to underwriting agreements customary for underwritten follow-on offerings of equity securities of companies of comparable size, maturity and lines of business, in form and substance commercially reasonably satisfactory to Dealer or such Affiliate and Issuer, which Registration Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements of companies of comparable size, maturity and lines of business relating to the indemnification of, and contribution in connection with the liability of, Dealer and its Affiliates and Issuer, shall provide for the payment by Issuer of all reasonable expenses in connection with such resale, including all registration costs and all reasonable fees and expenses of counsel for Dealer, and in connection with an underwritten offering of Delivered Securities shall use its commercially reasonable efforts to provide for the delivery of accountants’ “comfort letters” to Dealer or such Affiliate in customary form and substance of companies of comparable size, maturity and lines of business with respect to the financial statements and certain financial information contained in or incorporated by reference into the Prospectus.

(iii) If Issuer makes the election described in clause (b)(i)(B) above:

(A) Dealer (or an Affiliate of Dealer designated by Dealer) and any potential institutional purchaser of any such Delivered Securities from Dealer or such Affiliate identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation in compliance with applicable law with respect to Issuer customary in scope for private placements of equity securities of companies of comparable size, maturity and lines of business (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them subject to execution by such recipients of customary confidentiality agreements reasonably acceptable to Issuer);

(B) Dealer (or an Affiliate of Dealer designated by Dealer) and Issuer shall enter into an agreement (a “Private Placement Agreement”) on commercially reasonable terms in connection with the private placement of such Delivered Securities by Issuer to Dealer or such Affiliate and the private resale of such Delivered Securities by Dealer or such Affiliate, substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size, in form and substance commercially reasonably satisfactory to Dealer and Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its Affiliates and Issuer, shall provide for the payment by Issuer of all reasonable expenses in connection with such resale, including all reasonable fees and expenses of counsel for Dealer, shall contain representations, warranties and agreements of Issuer reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales, and shall use commercially reasonable efforts to provide for the delivery of accountants’ “comfort letters” to Dealer or such Affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the offering memorandum prepared for the resale of such Delivered Securities as are customarily requested in comfort letters covering private placements of equity securities of companies of comparable size, maturity and lines of business;

(C) Issuer agrees that under applicable law as it currently exists any Delivered Securities so delivered to Dealer, (i) may be transferred by and among Dealer and its Affiliates, and Issuer shall effect such transfer without any further action by Dealer and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed with respect to such Delivered Securities, Issuer shall promptly remove, or cause the transfer agent for such Shares or securities to remove, any legends referring to any such restrictions or requirements from such Delivered Securities upon delivery by Dealer (or such Affiliate of Dealer) to Issuer or such transfer agent of seller’s and broker’s representation letters customarily delivered by Dealer in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer); and

(D) Issuer shall not take, or cause to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Issuer to Dealer (or any affiliate designated by Dealer) of the Shares or Share Termination Delivery Units, as the case may be, or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Shares or Share Termination Delivery Units, as the case may be, by Dealer (or any such affiliate of Dealer).

(c) Make-whole. If Issuer makes the election described in clause (b)(i)(B) of paragraph (b) of this Section 8, then Dealer or its affiliates may sell such Shares or Share Termination Delivery Units, as the case may be, during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Shares or Share Termination Delivery Units, as the case may be, and ending on the Exchange Business Day on which Dealer or its Affiliates completes the sale of all such Shares or Share Termination Delivery Units, as the case may be, or a sufficient number of Shares or Share Termination Delivery Units, as the case may be, so that the realized net proceeds of such sales exceed the Freely Tradeable Value (such amount of the Freely Tradeable Value, the “Required Proceeds”). If any

of such delivered Shares or Share Termination Delivery Units remain after such realized net proceeds exceed the Required Proceeds, Dealer shall promptly return such remaining Shares or Share Termination Delivery Units to Issuer. If the Required Proceeds exceed the realized net proceeds from such resale, Issuer shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of additional Shares or Share Termination Delivery Units, as the case may be (“Make-whole Shares”), in an amount that, based on the Relevant Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Relevant Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares in the manner contemplated by this Section 8(c). This provision shall be applied successively until the Additional Amount is equal to zero, subject to Section 8(e).

(d) Limitation on Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event may Dealer exercise any Warrant hereunder, have the right to acquire (within the meaning of NYSE Rule 312.04(g)) Shares upon the exercise of any Warrant hereunder, or be entitled to receive, or be deemed to receive, any Shares in connection with this Transaction, and Automatic Exercise shall not apply with respect to any Warrant hereunder, to the extent (and only to the extent) that upon the receipt of such Shares, (i) Dealer’s Beneficial Ownership would be equal to or greater than 9.0% of the outstanding Shares, (ii) Dealer, or any “affiliate” or “associate” of Dealer, would be an “interested stockholder” of Issuer, as all such terms are defined in Section 203 of the Delaware General Corporation Law, (iii) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any federal, state or local laws, regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Issuer or any contract or agreement to which Issuer is a party, in each case minus (y) 1% of the number of Shares outstanding on the date of determination, or (iv) Dealer or any group of purchasers related to Dealer (within the meaning of NYSE Rule 312.04(g)) would acquire or have the “right to acquire” (within the meaning of NYSE Rule 312.04(g)) a number of Shares that would exceed 4.9% of the Shares outstanding on the Trade Date (each of clause (i), (ii), (iii) and (iv) above, an “Ownership Limitation”). Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would exceed an Ownership Limitation. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of an Ownership Limitation, Dealer’s right to receive such delivery shall not be extinguished and Issuer shall make such delivery as promptly as practicable after, but in no event later than three Exchange Business Days after, Dealer gives notice to Issuer that such delivery would not result in any of such Ownership Limitations being breached. “Dealer’s Beneficial Ownership” means the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder (collectively, “Section 13”) or within the meaning of Section 16 of the Exchange Act and the rules promulgated thereunder (collectively, “Section 16”)) of Shares, without duplication, by Dealer, together with any of its affiliates or other person subject to aggregation with Dealer under Section 13 or under Section 16 for purposes of “beneficial ownership”, or by any “group” (within the meaning of Section 13) of which Dealer is or may be deemed to be a part (Dealer and any such affiliates, persons and groups, collectively, “Dealer Group”). Notwithstanding anything in the Agreement or this Confirmation to the contrary, Dealer (or the affiliate designated by Dealer pursuant to Section 8(l) below) shall not become the record or beneficial owner, or otherwise have any rights as a holder, of any Shares that Dealer (or such affiliate) is not entitled to receive at any time pursuant to this Section 8(d), until such time as such Shares are delivered pursuant to this Section 8(d).

(e) Limitations on Settlement by Issuer. Notwithstanding anything herein or in the Agreement to the contrary, in no event shall Issuer be required to deliver Shares in connection with the Transaction in excess of 2 x Number of Shares, subject to adjustment from time to time in accordance with the provisions of this Confirmation or the Definitions resulting from actions of Issuer or events within Issuer’s control (the “Capped Number”). Issuer represents and warrants to Dealer (which representation and warranty shall be deemed to be repeated on each day that the Transaction is outstanding) that the Capped Number is equal to or less than the number of authorized but unissued Shares of the Issuer that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Capped Number (such Shares, the “Available Shares”). In the event Issuer shall not have delivered the full number of Shares otherwise deliverable as a result of this Section 8(e) (the resulting deficit, the “Deficit Shares”), Issuer shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Issuer or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (iii) Issuer additionally authorizes any unissued Shares that are not reserved for other transactions. Issuer shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter.

(f) Right to Extend. Dealer may postpone any Exercise Date or Settlement Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Number of Shares to be Delivered with respect to one or more Components), if Dealer determines, in its reasonable discretion, that such extension is reasonably necessary or appropriate to (i) preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or any other market in which Dealer, in the exercise of its commercially reasonable discretion, deems it advisable to hedge its exposure to the Transaction or (ii) to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer; provided that any such extension pursuant to clause (i) shall not exceed 30 Exchange Business Days.

(g) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Issuer’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Issuer’s bankruptcy to any claim arising as a result of a breach by Issuer of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Issuer herein under or pursuant to any other agreement.

(h) Amendments to Equity Definitions. The following amendments shall be made to the Equity Definitions:

(i) With respect to any Potential Adjustment Event, Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “an”; and adding the phrase “or Warrants” at the end of the sentence.

(ii) The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has an effect on the theoretical value of the relevant Shares or options on the Shares and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and, the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(provided that, solely in the case of Sections 11.2(e)(i), (ii)A), (iv) and (v), no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares but, for the avoidance of doubt, solely in the case of Sections 11.2(e)(ii)(B) through (D), (iii), (vi) and (vii), adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”;

(iii) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”;

(iv) Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and (B) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence; and

(v) Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.

(i) Transfer and Assignment. Dealer may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, at any time to any person or entity whatsoever without the consent of Issuer, subject to the restrictions set forth in the legend appearing at the top of this Confirmation. Dealer shall as soon as reasonably practicable notify Issuer of such transfer or assignment.

(j) Adjustments. For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Confirmation or the Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

(k) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Issuer and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Issuer relating to such tax treatment and tax structure.

(l) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Issuer, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Issuer to the extent of any such performance by any of its affiliates in accordance with the provisions of the immediately preceding sentence.

(m) Additional Termination Events. The occurrence of any of the following shall constitute an Additional Termination Event with respect to which the Transaction shall be the sole Affected Transaction and Issuer shall be the sole Affected Party; provided that with respect to any Additional Termination Event, Dealer may choose to treat part of the Transaction as the sole Affected Transaction, and, upon the termination of the Affected Transaction, a Transaction with terms identical to those set forth herein except with a Number of Warrants equal to the unaffected number of Warrants shall be treated for all purposes as the Transaction, which shall remain in full force and effect:

(i) Dealer reasonably determines during the six month period immediately following the Effective Date (or, if the Issuer is not current in its reporting obligations under the Exchange Act, during the one year period immediately following the Effective Date) that it is advisable to terminate a portion of the Transaction so that Dealer’s related hedging activities will comply with applicable securities laws, rules or regulations or related policies and procedures of Dealer (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer);

(ii) any “person” or “group,” other than Issuer, its Subsidiaries and the employee benefits plans of the Issuer and of its Subsidiaries, becomes the direct or indirect beneficial owner, of the shares of Issuer’s Capital Stock representing more than 50% of the total voting power of the shares of Issuer’s Capital Stock; or

(iii) consummation of any consolidation or merger of Issuer pursuant to which the Shares are or will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Issuer and its Subsidiaries, taken as a whole, to any person other than one or more of the Issuer’s Subsidiaries; provided, however, that if in any such transaction the holders of more than 50% of the shares of Issuer’s voting stock immediately prior to such transaction, own, directly or indirectly, more than 50% of all shares of the voting stock of the continuing or surviving person or transferee or the parent thereof immediately after such transaction, such event shall not constitute a Additional Termination Event under this clause (ii).

Notwithstanding the foregoing, an Additional Termination Event will not be deemed to have occurred if, pursuant to a transaction or series of transactions as set forth in clause (iii) above, at least 90% of the consideration received or to be received by holders of the Shares (excluding cash payments for fractional Shares and cash payments made pursuant to dissenters’ appraisal rights) in connection with such transaction or transactions otherwise constituting an Additional Termination Event under clause (iii) above consists of shares of common stock or depositary receipts evidencing interests in ordinary shares or common equity traded on a National Securities Exchange, and as a result of such transaction or transactions, the Convertible Securities become convertible into cash and, if applicable, such shares of common stock or depositary receipts.

For purposes of clauses (ii) and (iii) above:

(i) whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act;

(ii) “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act;

(iii) any transaction or event that satisfies both clause (ii) and clause (ii) above will be deemed to be an event satisfying solely clause (iii) above;

(iv) “Subsidiary” means a Person more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by Issuer or by one or more other Subsidiaries of Issuer, or by Issuer and one or more other Subsidiaries of Issuer;

(v) “National Securities Exchange” means a securities exchange registered as a national securities exchange under Section 6(a) of the Exchange Act (or any successor thereto); and

(vi) “Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that corporation.

(n) No Netting and Set-off. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(o) Effectiveness. If, prior to the Effective Date, Dealer reasonably determines that it is advisable to cancel the Transaction because of concerns that Dealer’s related hedging activities could be viewed as not complying with applicable securities laws, rules or regulations, the Transaction shall be cancelled and shall not become effective, and neither party shall have any obligation to the other party in respect of the Transaction.

(p) Delivery of Cash. For the avoidance of doubt, nothing in this Confirmation shall be interpreted as requiring Issuer to deliver cash in respect of the settlement of the Transaction, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by the US GAAP as in effect on the relevant Trade Date (including, without limitation, where Issuer so elects to deliver cash or fails timely to elect to deliver Shares or Share Termination Delivery Property in respect of such settlement).

(q) Payments by Dealer upon Early Termination. The parties hereby agree that, notwithstanding anything to the contrary herein, in the Definitions or in the Agreement, following the payment of the Premium, in the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or the Transaction is terminated or cancelled pursuant to Article 12 of the Equity Definitions and, as a result, Dealer would owe to Issuer an amount calculated under Section 6(e) of the Agreement or Article 12 of the Equity Definitions, such amount shall be deemed to be zero

(r) Waiver of Trial by Jury. EACH OF ISSUER AND BUYER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF BUYER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(s) Governing Law; Jurisdiction. THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

Issuer hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Issuer with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to [                    ], Facsimile No. [                    ].

Yours faithfully,

[DEALER]

By:
Name:
Title:

Agreed and Accepted By:

salesforce.com, inc.

By:
Name:
Title:

Annex A

For each Component of the Transaction, the Number of Warrants and Expiration Date is set forth below.

Component Number	Number of Warrants	Expiration Date
1.	[ ]	[ ]
2.	[ ]	[ ]
3.	[ ]	[ ]
4.	[ ]	[ ]
5.	[ ]	[ ]
6.	[ ]	[ ]
7.	[ ]	[ ]
8.	[ ]	[ ]
9.	[ ]	[ ]
10.	[ ]	[ ]
…	…	…

[ ].	[ ]	[ ]